EXHIBIT 5.1

Opinion of McElroy, Deutsch, Mulvaney & Carpenter, LLP

MCELROY, DEUTSCH, MULVANEY & CARPENTER, LLP

ATTORNEYS AT LAW

1617 JOHN F. KENNEDY BOULEVARD

SUITE 1500

PHILADELPHIA, PA 19103-1815

(215) 557-2900

FACSIMILE (215) 557-2990/2991

July 12, 2010

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, PA 19010

Re:	Issuance of shares of common stock of Bryn Mawr Bank Corporation in connection with Bryn Mawr Bank Corporation’s 2010 Long-Term Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Bryn Mawr Bank Corporation, a Pennsylvania business corporation (“BMBC”) in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the offering of up to 445,002 shares (the “Shares”) of BMBC common stock, par value $1.00 per share (the “Common Stock”) pursuant to BMBC’s 2010 Long-Term Incentive Plan (the “Plan”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

We have examined copies of the Registration Statement, the Plan, BMBC’s Amended Articles of Incorporation, BMBC’s Amended and Restated By-Laws and such other records, documents and statutes as we have deemed necessary for purposes of this opinion letter.

In rendering this opinion, we have assumed and relied upon, without independent investigation (i) the authenticity, completeness, truth and due authorization and execution of all documents submitted to us as originals; (ii) the genuineness of all signatures on all documents submitted to us as originals, and (iii) the conformity to the originals of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, we are of the opinion that the Shares offered pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Plan, will be legally issued, fully paid and non-assessable (except as to any Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and non-assessable when such deferred payments are made in full).

MCELROY, DEUTSCH , MULVANEY & CARPENTER, LLP

Bryn Mawr Bank Corporation

July 12, 2010

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 being filed with respect to the offering of the Shares.

The law covered by the opinions expressed herein is limited to the federal statutes, judicial decisions and rules and regulations of the governmental agencies of the United States of America and the statutes, judicial and administrative decisions and rules and regulations of the governmental agencies of the Commonwealth of Pennsylvania. We are not rendering any opinion as to compliance with any federal or state anti-fraud law, rule or regulation relating to securities, or to the sale or issuance thereof, or the application of securities or “blue sky” laws of any jurisdiction (except federal securities laws).

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in factors or any other matters that hereafter might occur or be brought to our attention.

McElroy, Deutsch, Mulvaney & Carpenter, LLP

By:	/s/ William M. Shields
William M. Shields, Partner

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